Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Media Inquiries:
January 13, 2006		Dorothy Brown Smith
Vice President
Corporate Communication
(717) 396-5696

Investor Inquiries:
Beth Riley
Director
Investor Relations
(717) 396-6354

Armstrong Announces Changes to U.S. Defined Benefit Pension Plan

LANCASTER, Pa., January 13, 2006 — Armstrong World Industries, Inc. (Armstrong), the operating subsidiary of Armstrong Holdings, Inc. (OTC Bulletin Board: ACKHQ), today announced changes to its U.S. defined benefit pension plan. The changes, effective March 1, 2006, are part of a broad strategy to enhance Armstrong’s competitiveness, while offering its employees a competitive benefit package.

The changes will affect current non-production salaried employees only. The changes include:

•	Benefits under the Retirement Income Plan (RIP) will continue to accrue only for employees who meet a criterion based on age and years of service.

•	Benefits for all other employees will be frozen effective February 28, 2006. However, all of these participants will be eligible for an enhanced company match under the Company’s defined contribution, or 401(k), plan.

•	The RIP is being modified to provide lower benefits to people who retire before age 65.

Approximately 730 employees will cease accruing future benefits under the RIP and will become eligible for the enhanced company match. The 940 employees continuing in the RIP will be subject to the early retirement changes.

Armstrong will record a pre-tax charge of approximately $17 million in the fourth quarter of 2005, because the changes are considered a curtailment under SFAS 88 “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits”. The changes are expected to reduce Armstrong’s retirement-related expenses by approximately $13 million in 2006 and $15 million in 2007, based on pension assumptions for 2006.

As of the end of 2005, Armstrong’s Retirement Income Plan had approximately 28,500 participants, $2 billion in assets and was funded in excess of its projected benefit obligation. No funding contribution was made to the U.S. plan in 2005.

Armstrong Holdings, Inc. is the parent company of Armstrong World Industries, Inc., a global leader in the design and manufacture of floors, ceilings and cabinets. In 2004, Armstrong’s net sales totaled more than $3 billion. Based in Lancaster, PA, Armstrong operates 41 plants in 12 countries and has approximately 14,900 employees worldwide. More information about Armstrong is available on the Internet at www.armstrong.com.

These materials may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Such statements provide expectations or forecasts of future events. Our results could differ materially due to known and unknown risks and uncertainties, including: Armstrong World Industries Inc.’s (“AWI”) Chapter 11 case and the magnitude of its asbestos liabilities; claims and legal proceedings, lower construction activity reducing our market opportunities, unavailability and/or increased costs for raw materials and energy; success in introducing new products, achieving manufacturing efficiencies and implementing price increases to offset increased costs; risks related to our international trade and business; labor relations issues; price competition stemming from factors such as worldwide excess industry capacity; business combinations among competitors, suppliers and customers; the loss of business with key customers; and other factors disclosed in our recent reports on Forms 10-K, 10-Q and 8-K filed with the SEC. We undertake no obligation to update any forward-looking statement.

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